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                                                                  EXHIBIT 99.1




RFS HOTEL INVESTORS, INC.
889 RIDGE LAKE BLVD., SUITE 100, MEMPHIS, TENNESSEE  38120



     FOR IMMEDIATE RELEASE                                     Contact Mimi Hall
                                                                ph. 901.682.1380
                                                                fx. 901.761.5878

     RFSI INITIATIVES SECURE SHAREHOLDER APPROVAL

     MEMPHIS, TN 21, June 1996 -- RFS Hotel Investors, Inc. (Nasdaq symbol:
     RFSI) said today its shareholders overwhelmingly approved two amendments to the Company's charter at a special meeting held at RFSI headquarters today. The first amendment deletes an article of the Company's charter which limits the Company's consolidated indebtedness to 30% of its investment in hotel properties, at cost. The second amendment clarifies the Company's charter so as not to prohibit the settlement of any transaction entered into through any national securities exchange, while maintaining the authority of the Company's Board of Directors to take actions necessary to maintain the Company's status as a real estate investment trust (REIT).

     Minor Perkins, RFSI president, said he was encouraged by the shareholders actions. "We believe that the removal of our self-imposed debt ceiling will increase RFSI's financing flexibility, and enhance our growth opportunities". He added that he now expects the RFSI Board to adopt a policy limiting the Company's indebtedness to an amount not in excess of approximately 40% of the Company's investment in hotel properties, at cost.

     Perkins said that the adoption of the second amendment gives the Company the flexibility to list the Company's securities for trading on a national exchange, but added that the Company is still considering its options.

     RFS Hotel Investors, Inc. is a Memphis-based REIT which owns 49 hotels comprising 6,900 rooms in 22 states.





TELEPHONE: (901) 767-8184                           FAX: (901) 767-5156